Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports first quarter 2019 financial results revenue increases 8.2%;

management reiterates Full-year guidance and expectation to reopen Puna by year-end

RENO, Nev. May 6, 2019, Ormat Technologies, Inc.1 (NYSE: ORA) today announced financial results for the first quarter ended March 31, 2019.

($ millions, except per share amounts)	Q1 2019	Q1 2018	% Change
Revenues
Electricity	142.9	132.5	7.9%
Product	52.1	48.7	7.1%
Other	4.0	2.9	39.8%
Total Revenues	199.0	184.0	8.2%
Gross margin (%)
Electricity	45.7%	44.5%
Product	19.2%	30.7%
Other	(30.2)%	(20.3)%
Gross margin (%)	37.3%	39.9%
Operating income	53.7	54.6	(1.6)%
Net income attributable to the Company’s shareholders[2]	25.9	69.5	(62.7)%
Diluted EPS	0.51	1.36	(62.5)%

Adjusted Net income attributable to the Company’s stockholders[2]	25.9	25.1	3.4%
Adjusted Diluted EPS	0.51	0.49	4.1%
Adjusted EBITDA[1]	101.8	98.4	3.4%

1 Ormat Technologies, Inc. is also referred to herein as the “Company”, “Ormat”, “we” or “us”

2 Reconciliation is set forth below in this release

ORMAT TECHNOLOGIES, INC.

6140 Plumas Street Reno, Nevada ● +1-775-356-9029 ● ormat@ormat.com

“Ormat delivered another strong quarter, with continued growth across our diversified portfolio of operations helping us to overcome the loss of revenue and profit resulting from the temporary shutdown of our Puna power plant in Hawaii,” commented Isaac Angel, Chief Executive Officer. “Our Electricity segment revenue grew 7.9% and generation increased 11.0% in Q1 2019 vs Q1 2018, reflecting the contribution of new and expanded power plants as well as the continuing growth resulting from our recent USG acquisition. Gross margin for this segment also expanded to 45.7%, despite the overhang of Puna’s ongoing fixed expenses, demonstrating our continuing commitment to expanding the operating efficiency of our core Electricity generation business. Furthermore, progress to bring Puna back online is continuing, and we remain optimistic that this important power plant will be ready to resume operation by year-end.”

Mr. Angel continued, “Our Product division also delivered solid revenue growth, and although two larges but lower-margin Turkish contracts impacted our gross margin in this segment during the quarter, we expect margin performance in Products to be stronger for the balance of the year.”

financial highlights for The first quarter of 2019

●	Total revenues of $199.0 million, up 8.2% compared to the first quarter of 2018 despite the volcano-related shutdown of Ormat’s Puna power plant in Hawaii;

●

Electricity segment revenues of $142.9 million, up 7.9% compared to Q1 2018, as the growth resulting from recently expanded operations at McGuinness Hills and Olkaria, as well as contributions from recently acquired USG, combined to mitigate the loss of revenues resulting from the temporary shutdown of the Puna power plant;

●	Electricity segment gross margin was 45.7% compared to 44.5% for Q1 2018. Excluding the impact from Puna, Electricity segment gross margin would have been 48.2% in Q1 2019 and 44.8% in Q1 2018;

●	Product segment backlog was $226.4 million as of May 6, 2019;

●

Net income was $28.1 million in Q1 2019 compared to net income of $74.3 million in Q1 2018. Net income for Q1 2018 included one-time tax income of $44.4 million, resulting in a net tax benefit of $26.9 million for that quarter, compared to a provision for income taxes of $14.0 million in Q1 2019;

●

Net income attributable to the Company's stockholders in Q1 2019 was $25.9 million, or $0.51 per diluted share, compared to $69.5 million, or $1.36 per diluted share, in Q1 2018; Adjusted Net income attributable to the Company's stockholders, was $25.9 million, or $0.51 per diluted share, compared to $25.1 million, or $0.49 per diluted share, Q1 2018[3] ;

●

Adjusted EBITDA increased 3.4% to $101.8 million, from $98.4 million in Q1 2018. Adjusted EBITDA includes approximately $1.2 million expense related to Puna, net of $1.3 million insurance proceeds received for business interruption; Adjusted EBITDA excluding any impact from Puna was $103.0 million[3];

●	Declared a quarterly dividend of $0.11 per share for the first quarter of 2019.

2019 GUIDANCE

Mr. Angel added, “We expect full-year 2019 total revenues between $720 million and $742 million with Electricity segment revenues between $530 million and $540 million, excluding any impact from Puna during 2019. We expect Product segment revenues between $180 million and $190 million. Revenues from energy storage and demand response activity are expected to be between $10 million and $12 million. We expect 2019 Adjusted EBITDA between $370 million and $380 million for the full year, with no Puna-related EBITDA. We expect annual Adjusted EBITDA attributable to minority interest to be approximately $23 million, assuming no contribution from Puna during 2019.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three months ended March 31, 2019. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions and tax benefit or expense related to effects of the still evolving tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

3 Reconciliation is set forth below in this release

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FIRST QUARTER 2019 FINANCIAL RESULTS (COMPARING THE QUARTER ENDED MARCH 31, 2019 TO THE QUARTER ENDED MARCH 31, 2018)

Total revenues for the quarter were $199.0 million, up 8.2% compared to the same quarter last year. Electricity segment revenues increased 7.9% to $142.9 million, up from $132.5 million last year. The increase was mainly attributable to the MGH phase 3 and Olkaria III expansion, which came online in the second half of 2018, as well as the USG acquisition in April 2018, partially offset by the temporary shutdown of the Puna plant. Product segment revenues increased 7.1% to $52.1 million, up from $48.7 in the same quarter last year. Other segment revenues were $4.0 million compared to $2.9 million.

General and administrative expenses were $15.7 million, or 7.9% of total revenues, compared to $13.8 million, or 7.5% of total revenues. This increase was mainly due to expenses related to legal settlements, increase in stock-based compensation and professional fees.

The Company reported net income attributable to the Company’s shareholders of $25.9 million, or $0.51 per diluted share, compared to $69.5 million, or $1.36 per diluted share. Adjusted Net income attributable to the Company's stockholders was $25.9 million, or $0.51 per diluted share, compared to $25.1 million or, $0.49 per diluted share in the same quarter last year. In the first quarter of 2018, we recorded a one-time tax income of $44.4 million for the reduction of the valuation allowance related to foreign tax credits and production tax credits.

Adjusted EBITDA of $101.8 million, compared to $98.4 million. The increase in Adjusted EBITDA is mainly related to the increase in gross profit as a result of higher revenues. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release. Adjusted EBITDA excluding any impact from Puna was $103.0 million.

Dividend

On May 6, 2019, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.11 per share pursuant to the Company’s dividend policy. The dividend will be paid on May 28, 2019 to shareholders of record as of the close of business on May 20, 2019.

ConfERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Tuesday, May 7, at 9 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141

Conference replay

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10130752

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About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 584 employees in the United States and 762 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,900 MW of gross capacity. Ormat’s current 910 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2019 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three-Month Periods Ended March 31, 2019 and 2018

(Unaudited)

	Three Months Ended March 31
	2019	2018

	(In thousands, except per share data)
Revenues:
Electricity	$142,908	$132,489
Product	52,128	48,672
Other	4,002	2,862
Total revenues	199,038	184,023
Cost of revenues:
Electricity	77,543	73,482
Product	42,106	33,726
Other	5,210	3,443
Total cost of revenues	124,859	110,651
Gross profit	74,179	73,372
Operating expenses:
Research and development expenses	900	1,108
Selling and marketing expenses	3,865	3,699
General and administrative expenses	15,689	13,849
Write-off of unsuccessful exploration activities	—	123
Operating income	53,725	54,593
Other income (expense):
Interest income	293	113
Interest expense, net	(21,223)	(14,344)
Derivatives and foreign currency transaction gains (losses)	472	(1,599)
Income attributable to sale of tax benefits	7,764	7,361
Other non-operating expense, net	91	(20)
Income before income taxes and equity in losses of investees	41,122	46,104
Income tax (provision) benefit	(14,039)	26,942
Equity in losses of investees, net	1,047	1,210
Net income	28,130	74,256
Net income attributable to noncontrolling interest	(2,184)	(4,748)
Net income attributable to the Company's stockholders	$25,946	$69,508

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.51	$1.37

Diluted:
Net Income	$0.51	$1.36

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,709	50,614
Diluted	51,012	51,051

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

For the Periods Ended March 31, 2019 and December 31, 2018

(Unaudited)

	March 31,	December 31,
	2019	2018
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$79,366	$98,802
Restricted cash, cash equivalents and marketable securities	93,098	78,693
Receivables:
Trade	139,870	137,581
Other	18,319	19,393
Inventories	42,982	45,024
Costs and estimated earnings in excess of billings on uncompleted contracts	29,762	42,130
Prepaid expenses and other	18,224	51,441
Total current assets	421,621	473,064
Investment in an unconsolidated company	71,885	71,983
Deposits and other	18,154	18,209
Deferred income taxes	109,821	113,760
Property, plant and equipment, net	1,962,580	1,959,578
Construction-in-process	266,083	261,690
Operating lease right of use	60,656	—
Financing lease right of use	14,433	—
Deferred financing and lease costs, net	1,733	3,242
Intangible assets, net	196,125	199,874
Goodwill	20,123	19,950
Total assets	$3,143,214	$3,121,350
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$108,309	$116,362
Short-term revolving credit lines with banks (full recourse)	60,900	159,000
Billings in excess of costs and estimated earnings on uncompleted contracts	15,508	18,402
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	33,639	33,493
Other loans	29,687	29,687
Full recourse	9,368	5,000
Operating lease liabilities	7,532	—
Finance lease liabilities	3,147	—
Total current liabilities	268,090	361,944
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	367,142	375,337
Other loans	312,779	320,242
Full recourse:
Senior unsecured bonds	353,626	303,575
Other loans	78,149	41,579
Operating lease liabilities	17,667	—
Finance lease liabilities	11,954	—
Liability associated with sale of tax benefits	68,852	69,893
Deferred lease income	47,658	48,433
Deferred income taxes	68,005	61,323
Liability for unrecognized tax benefits	12,482	11,769
Liabilities for severance pay	18,400	17,994
Asset retirement obligation	41,246	39,475
Other long-term liabilities	5,464	16,087
Total liabilities	1,671,514	1,667,651

Redeemable non-controlling interest	8,705	8,603

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	903,723	901,363
Retained earnings (accumulated deficit)	442,531	422,222
Accumulated other comprehensive income (loss)	(5,956)	(3,799)
	1,340,349	1,319,837
Noncontrolling interest	122,646	125,259
Total equity	1,462,995	1,445,096
Total liabilities and equity	$3,143,214	$3,121,350

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three-Month Periods Ended March 31, 2019 and 2018

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-month periods ended March 31, 2019 and 2018.

	Three Months Ended Maech 31
	2019	2018

	(in thousands)
Net income	$28,130	$74,256
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	20,930	14,231
Income tax provision	14,039	(26,942)
Adjustment to investment in uncosolidated company:
our proportionate share in interest, tax and depreciation and amortization	2,661	3,530
Depreciation and amortization	34,866	29,437
EBITDA	$100,626	$94,512

Mark-to-market gains or losses from accounting for derivatives	(1,209)	962
Stock-based compensation	2,360	1,707
Merger and acquisition transaction cost	—	1,095
Write-off of unsuccessful exploration activities	—	123
Adjusted EBITDA	$101,777	$98,399

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month Periods Ended March 31, 2019 and 2018

(Unaudited)

Adjusted net income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three-month periods ended March 31, 2019 and 2018.

	Three Months Ended March 31
	2019	2018

	(in thousands)
Net income attributable to the Company's stockholders	$25.9	$69.5

One-time tax Income	—	(44.4)

Adjusted Net income attributable to the Company's stockholders	$25.9	$25.1

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.0	51.1

Adjusted EPS	0.51	0.49

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